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                         Shurgard Storage Centers, Inc.
                Exhibit (21.1) - Subsidiaries of the Registrant


(i)        SSC Property Holdings, Inc.;
(ii)       SSC Benelux Inc.; and
(iii)      SSC Evergreen Inc.
(iv)       Shurgard Development I, Inc.